SUB-ITEM 77E:  LEGAL PROCEEDINGS
LEGAL PROCEEDINGS
Since October 2003, Federated
and related entities (collectively,
 "Federated") and various Federated-
sponsored mutual funds (Funds) have
been named as defendants in several
class action lawsuits now
pending in the United States District
Court for the District of Maryland.
The lawsuits were purportedly filed
on behalf of people who purchased,
owned and/or redeemed shares of
certain Funds during specified
periods beginning November 1, 1998.
The suits are generally similar
in alleging that Federated engaged
in illegal and improper trading
practices including market timing and
late trading in concert with certain
institutional traders, which allegedly
 caused financial injury to the mutual
 fund shareholders. Federated
without admitting the validity of any
claim has reached a preliminary
 settlement with the Plaintiffs in these
cases. Any settlement would have to
 be approved by the Court.
Federated entities have also been
 named as defendants in several
 additional lawsuits that are now
pending in the United States District
Court for the Western District of
Pennsylvania. These lawsuits have
been consolidated into a single action
 alleging excessive advisory fees
involving one of the Funds.

The Board of the Funds retained the
law firm of Dickstein Shapiro LLP to
 represent the Funds in each of
the lawsuits described in the preceding
two paragraphs. Federated and the Funds,
 and their respective
counsel, have been defending this
litigation, and none of the Funds
remains a defendant in any of the
lawsuits. Additional lawsuits based
 upon similar allegations may be
filed in the future. The potential
impact of these lawsuits, all of
which seek monetary damages,
attorneys' fees and expenses, and future potential similar suits is uncertain.
Although we do not believe that
these lawsuits will have a material
adverse effect on the Funds, there
 can be no assurance that these suits,
ongoing adverse publicity and/or
other developments resulting from
the allegations in these matters
 will not result in increased
redemptions, or reduced sales of
 shares of the Funds or other
adverse consequences for the Funds.